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                                                                     Exhibit 4.3

                         AMENDMENT TO RIGHTS AGREEMENT


     This Amendment to the Rights Agreement, dated as of February 19, 1999, is made by and between Pinkerton's, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation ("Bank of NY"), and amends the Rights Agreement, dated as of July 12, 1991, between the Company and Bank of NY, as successor rights agent, as amended by the Amendment to Rights Agreement, dated as of September 30, 1991, among the Company, Manufacturers Hanover Trust Company of California, a California trust company and Bank of NY (the "Rights Agreement").


                                    RECITALS

     A. The Company intends to enter into an Agreement and Plan of Merger, dated as of February 19, 1999 (the "Merger Agreement"), with Securitas AB, a Swedish corporation ("Parent"), and Securitas Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), pursuant to which the Purchaser shall merge (the "Merger") with and into the Company following the Offer (as defined below).

     B. The Merger Agreement contemplates that the Purchaser will make a cash tender offer (the "Offer") to acquire all shares of the issued and outstanding common stock, $.001 par value, of the Company, including the associated rights (the "Rights") to purchase Series A Junior Participating Preferred Stock issued under the Rights Agreement.

     C. The Merger Agreement also contemplates that the Rights Agreement shall be amended to provide that (A) neither the Merger Agreement, the related stock option agreement between the Company and the Parent (the "Company Stock Option Agreement") and the related stockholders agreement among certain stockholders of the Company, the Parent and the Purchaser (the "Stockholders Agreement"), nor any of the transactions contemplated thereby, will result in the occurrence of a "Distribution Date" (as such term is defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof and (B) the Rights shall automatically on and as of the effectiveness of the Merger be void and of no further force or effect.

     D.  No Person is currently deemed to be an Acquiring Person.

     E. Section 27 of the Rights Agreement provides in relevant part that the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights to provide for any other provisions with respect to the Rights which the Company may deem necessary or desirable.

     NOW, THEREFORE, the Company and Bank of NY agree as follows:
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     1.  Amendment to Definition of "Acquiring Person."  The parties hereby
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agree to amend the definition of "Acquiring Person" beginning on page 1 of the
Rights Agreement to add the following sentence to the end of the current definition:

     "Notwithstanding the foregoing, neither Securitas AB, a Swedish corporation ("Parent"), nor Securitas Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), shall be deemed an Acquiring Person by virtue of the execution, delivery and performance of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 19, 1999, among the Company, Parent and Purchaser, the related stock option agreement between the Company and the Parent and the related stockholders agreement among certain stockholders of the Company, the Parent and the Purchaser, nor any of the transactions contemplated thereby. Furthermore, neither Purchaser nor Parent shall be deemed an Acquiring Person by virtue of any additional purchases of the Common Stock after such time that Purchaser and Parent become the Beneficial Owners of a majority of the outstanding Common Stock pursuant to the transactions contemplated by the Merger Agreement."

     2.  Amendment to Definition of "Final Expiration Date."  The parties hereby
         -------------------------------------------------
agree to amend, and restate in its entirety, the definition of "Final Expiration Date" on page 5 of the Rights Agreement as follows:

     ""Final Expiration Date" shall mean the earlier of (i) Close of Business on July 12, 2001 or (ii) the time of filing of a Certificate of Merger, or, if applicable, a Certificate of Ownership and Merger, with the Secretary of State of the State of Delaware, pursuant to the Merger Agreement."

     3.  Miscellaneous.
         -------------

     (a) Except as otherwise expressly provided, or unless the context otherwise requires, all capitalized terms used herein have the meanings assigned to them in the Rights Agreement.

     (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

     (c) This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one end and the same document.

     (d) Except as expressly provided herein, the Rights Agreement is not being amended, modified or supplemented in any respect, and it remains in full force and effect.

     (e) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that the rights and
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obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

                                       2
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     IN WITNESS WHEREOF, the parties have caused this Amendment to Rights
Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.


                                    PINKERTON'S, INC.

                                    By:  /s/ C. Michael Carter
                                       -----------------------
                                       Name:  C. Michael Carter
                                       Title: Executive Vice President, General
                                              Counsel and Corporate Secretary
ATTEST:

_________________________________
Name:
Title:
                                    THE BANK OF NEW YORK, as Rights Agent

                                    By:  /s/ James Dimino
                                       ------------------
                                       Name:  James Dimino
                                       Title:  Assistant Vice President

ATTEST:

  /s/ Steven Myers
---------------------------------
Name:  Steven Myers
Title:  Assistant Treasurer

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